This pricing supplement amends and restates the pricing supplement filed on April 29, 2024.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898
(To Prospectus and Prospectus Supplement, each
dated December 20, 2023 and Product Supplement
EQUITY LIRN-1 dated December 27, 2023)

2,691,840 Units $10 principal amount per unit CUSIP No. 78016R603	Pricing Date Settlement Date Maturity Date	April 25, 2024 May 2, 2024 April 24, 2026

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket
◾        Maturity of approximately two years
◾       1.25-to-1 upside exposure to increases in the Basket, subject to a capped return of 35.00%
◾       The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index. The EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50%, and the FTSE® China 50 Index was given an initial weight of 5.00%
◾        A positive return equal to the absolute value of the percentage decline in the value of the Basket, but only if the Basket does not decline by more than 12.60% (e.g., if the negative return of the Basket is -5%, you will receive a positive return of +5%)
◾       1-to-1 downside exposure to decreases in the Basket beyond a 12.60% decline, with up to 87.40% of your principal at risk
◾       All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
◾        No periodic interest payments
◾        In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
◾        Limited secondary market liquidity, with no exchange listing
◾       The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and on page PS-7 of product supplement EQUITY LIRN-1.
The initial estimated value of the notes as of the pricing date is $9.67 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.00	$26,918,400
Underwriting discount	$ 0.20	$538,368
Proceeds, before expenses, to RBC	$ 9.80	$26,380,032
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
April 25, 2024

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Summary
The Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to or less than its Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Basket from its Starting Value to the Ending Value (e.g., if the negative return of the Basket is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index (each a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50%, and the FTSE® China 50 Index was given an initial weight of 5.00%.
The economic terms of the notes (including the Threshold Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.
Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:
An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index.

Starting Value:	100.00
Ending Value:
The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period (as defined below). The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY LIRN-1.

Threshold Value:	87.40 (87.40% of the Starting Value)
Participation Rate:	125.00%
Capped Value:	$13.50 per unit, which represents a return of 35.00% over the principal amount.
Maturity Valuation Period:	April 15, 2026, April 16, 2026, April 17, 2026, April 20, 2026 and April 21, 2026
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Notes with Absolute Return Buffer	TS-2

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY LIRN-1 dated December 27, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123059833/ef20017525_424b5.htm
◾	Series J MTN prospectus supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
◾	Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations
You may wish to consider an investment in the notes if:
◾
You anticipate that the value of the Basket will either increase moderately from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

◾	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾
You believe that the value of the Basket will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek 100% principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Notes with Absolute Return Buffer	TS-3

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Leveraged Notes with Absolute Return Buffer
This graph reflects the returns on the notes, based on the Participation Rate of 125%, the Threshold Value of 87.40% and the Capped Value of $13.50 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 87.40, the Participation Rate of 125%, the Capped Value of $13.50 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.26	-87.40%
50.00	-50.00%	$6.26	-37.40%
60.00	-40.00%	$7.26	-27.40%
80.00	-20.00%	$9.26	-7.40%
87.40(1)	-12.60%	$11.26	12.60%
90.00	-10.00%	$11.00	10.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.25	2.50%
104.00	4.00%	$10.50	5.00%
110.00	10.00%	$11.25	12.50%
120.00	20.00%	$12.50	25.00%
128.00	28.00%	$13.50(3)	35.00%
130.00	30.00%	$13.50	35.00%
140.00	40.00%	$13.50	35.00%
(1)	This is the Threshold Value.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	Any positive return based on the appreciation of the Basket cannot exceed the return represented by the Capped Value.

Capped Leveraged Notes with Absolute Return Buffer	TS-4

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Redemption Amount Calculation Examples
Example 1
The Ending Value is 75.00, or 75.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	87.40
Ending Value:	75.00
		= $8.76 Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	87.40
Ending Value:	95.00
Redemption Amount per unit = $10.50. Since the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Basket. In this case, you will have a positive return on the notes, even though the value of the Basket has decreased.

Example 3
The Ending Value is 104.00, or 104.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	104.00
		= $10.50 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00

		= $13.75, however, because any positive return based on the appreciation of the Basket cannot exceed the return represented by the Capped Value, the Redemption Amount will be $13.50 per unit.

Capped Leveraged Notes with Absolute Return Buffer	TS-5

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-3 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
◾	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾
Any positive return on the notes is limited. The notes provide for a positive return if the value of the Basket increases or does not decrease by more than 12.60%. However, any positive return on the notes based on the appreciation of the Basket will be limited to the return represented by the Capped Value. In addition, the absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 87.40% of the Starting Value, any positive return due to the depreciation of the Basket is limited to 12.60%. Any decline in the Ending Value from the Starting Value by more than 12.60% will result in a loss, rather than a positive return, on the notes.

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

◾	Your investment return is limited and may be less than a comparable investment directly in the stocks included in the Basket Components.
Valuation- and Market-related Risks
◾
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

◾
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

◾
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
◾
Our business, hedging and trading activities, and those of BofAS, MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, BofAS, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
◾
Changes in the level of one Basket Component may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the level of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

◾	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.

Capped Leveraged Notes with Absolute Return Buffer	TS-6

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
◾
You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

◾
While we, BofAS, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, BofAS, MLPF&S and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any other company.

◾
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities represented by the Basket Components during the term of your notes, although the levels of the Basket Components may be adversely affected by general exchange rate movements in the market.

Tax-related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” on page PS-38 of product supplement EQUITY LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated December 20, 2023.

Other Terms of the Notes
Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)
each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Leveraged Notes with Absolute Return Buffer	TS-7

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNS—Basket Market Measures” in product supplement EQUITY LIRN-1.
On the pricing date (in the case of the SX5E, the UKX, the NKY, the SMI and the XIN0I) and on April 26, 2024 (in the case of the AS51), for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	4,939.01	0.00809879	40.00
FTSE® 100 Index	UKX	20.00%	8,078.86	0.00247560	20.00
Nikkei Stock Average	NKY	20.00%	37,628.48	0.00053151	20.00
Swiss Market Index	SMI	7.50%	11,260.61	0.00066604	7.50
S&P/ASX 200 Index	AS51	7.50%	7,575.911	0.00098998	7.50
FTSE® China 50 Index	XIN0I	5.00%	11,672.86	0.00042834	5.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date (in the case of the SX5E, the UKX, the NKY, the SMI and the XIN0I) and on April 26, 2024 (in the case of the AS51).
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date (in the case of the SX5E, the UKX, the NKY, the SMI and the XIN0I) and on April 26, 2024 (in the case of the AS51) and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in product supplement EQUITY LIRN-1 in the section “Description of LIRNS—Basket Market Measures—Ending Value of the Basket.”

Capped Leveraged Notes with Absolute Return Buffer	TS-8

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from January 1, 2014 through the pricing date. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components determined as of December 31, 2013, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Capped Leveraged Notes with Absolute Return Buffer	TS-9

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index and the FTSE® China 50 Index (the “UKX” and the “XIN0I”, respectively), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index (the “SMI”), and S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, with respect to the S&P/ASX 200 Index (the “AS51”) (STOXX, FTSE, Nikkei, SIX Exchange and S&P together, the “index sponsors”). The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” in product supplement EQUITY LIRN-1. None of us, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.
The EURO STOXX 50® Index
The EURO STOXX 50® Index (the “SX5E”) is a free-float market capitalization-weighted index of 50 European blue-chip stocks that is calculated in euros. The 50 stocks included in the SX5E trade in euros and are allocated, generally based on their country of incorporation and primary listing of the security, to one of the following Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Companies allocated to a Eurozone country but not traded in euros are not eligible for inclusion in the SX5E. The SX5E was created by STOXX Limited, a part of Deutsche Börse Group. The SX5E was first published on February 26, 1998, with a base value of 1,000 as of December 31, 1991. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The 20 supersectors from which stocks are selected for the SX5E are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.
The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. For each of the 20 EURO STOXX Supersector indices, eligible stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All stocks currently included in the SX5E are added to the selection list. All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.
Component changes are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate the SX5E., as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review. The free-float factor reduces the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation.
Components are capped at a maximum weight of 10% quarterly.
Ongoing Maintenance
The selection list for the SX5E is updated on a monthly basis and is used to determine replacements for any stock deleted from the SX5E due to corporate actions. The selection list is determined based on data as of the last trading day of the previous month. Updates to free-float data applicable to selection lists are published on a quarterly basis in March, June, September and December.
Corporate actions (including mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
A deleted stock is replaced immediately to maintain the fixed number of 50 stocks. The replacement is based on the latest selection list that is updated monthly.

Capped Leveraged Notes with Absolute Return Buffer	TS-10

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
In case of merger and acquisition where an component stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the SX5E in between the regular review dates but is still a component of the STOXX Regional TMI Index, then this stock will remain in the SX5E until the next regular review.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month.
The component stocks of the SX5E are also subject to a “fast entry” rule. All stocks on the latest selection list and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The spin-off replaces the lowest ranked stock as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index, and so on.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Capped Leveraged Notes with Absolute Return Buffer	TS-11

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The following graph shows the daily historical performance of the SX5E in the period from January 1, 2014 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 4,939.01.
Historical Performance of the EURO STOXX 50® Index
This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement
RBC has entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes. STOXX does not:
•	sponsor, endorse, sell, or promote the notes;
•	recommend that any person invest in the notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;
•	have any responsibility or liability for the administration, management, or marketing of the notes; or
•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

Capped Leveraged Notes with Absolute Return Buffer	TS-12

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Capped Leveraged Notes with Absolute Return Buffer	TS-13

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The FTSE® 100 Index

The FTSE® 100 Index (the “UKX”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the UKX is available from the following website: www.ftserussell.com. Information on that website is not included or incorporated by reference in this document. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the UKX into 20 sectors: Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food, Beverages & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retailers, Technology, Telecommunications, Travel & Leisure and Utilities.

Index Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the ICE Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock generally must have a minimum free float (as described below) of 25% if the issuing company is U.K. incorporated and greater than 50% if it is non-U.K. incorporated.

Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for U.K. blue chip securities).

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April in the current year. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.

In addition, in order to be included in the UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of this index that did not meet this requirement had until the September 2022 review to meet the requirement; otherwise they were required to be removed from the UKX.

Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity, secondary lines will be included in the calculation of the market capitalization of the company based on the market price of that secondary line. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

Capped Leveraged Notes with Absolute Return Buffer	TS-14

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies of the FTSE All-Share Index that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation
The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization is full market capitalization adjust for free float restrictions and foreign ownership limits. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the lock-in expiry date occurring on or prior to the share and free float change information cut-off date, which is typically the Friday five weeks prior to effective date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance
The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company, with provision of appropriate notice. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of 15% or below will not be subject to the three percentage points threshold and will be updated if the change is greater than one percentage point.

Where a UKX company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the UKX) is selected as the replacement company. However, if that replacement company is already scheduled to be added as part of the index review then the next highest-ranking company is selected as the replacement. (The FTSE All-Share Index is designed represent 98% of the full market capitalization of all companies which qualify as eligible for inclusion in the FTSE UK Index Series.)
Where a company being deleted is already due to be replaced in the UKX as part of the periodic review, it will be replaced by the largest company previously announced as a review addition to the index. In other words, the review addition will be brought forward and implemented concurrent with the intra-quarter deletion.

If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company as at the close of the index calculation two days prior to the deletion.

Capitalization Adjustments

A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a

Capped Leveraged Notes with Absolute Return Buffer	TS-15

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX. Warrants to purchase ordinary shares and convertible securities are not included in the UKX until the quarterly review after they have been exercised or converted.

Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for free float and share changes prior to the quarterly free-float and share changes cut-off date will be taken.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Share and free float changes will be implemented outside of the quarterly update cycle if primary offerings of new shares or secondary offerings of existing shares results in (i) a $1 billion investable market capitalization change, or (ii) a 5% change in index shares and a $250 million investable market capitalization change. Typically, changes will be implemented after the close on the day that the subscription periods close. If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the next quarterly review.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting and share price adjusted according to the terms of the split	No

Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.

In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the index is being calculated, the index will be declared indicative (e.g., normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.

FTSE will follow the steps set out in the FTSE Russell Index Recalculation Guidelines when determining whether an index or an index series should be recalculated and/or associated data products reissued as a result of an inaccuracy.

Capped Leveraged Notes with Absolute Return Buffer	TS-16

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The following graph shows the daily historical performance of the UKX in the period from January 1, 2014 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the UKX was 8,078.86.
Historical Performance of the FTSE® 100 Index
This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the UKX.
License Agreement
The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said UKX stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100” is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. “All-World” is a trademark of FTSE.

Capped Leveraged Notes with Absolute Return Buffer	TS-17

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The Nikkei Stock Average
The Nikkei 225 Index (the “NKY”) is comprised of 225 stocks listed on the Tokyo Stock Exchange (“TSE”) Prime Market and calculated as an adjusted price weight index. Stocks listed on the Prime Market of the TSE are among the most actively traded stocks on the TSE. The NKY is calculated and published by Nikkei Inc. The NKY started on September 7, 1950. It was retroactively calculated back to May 16, 1949, which is the day the Tokyo Stock Exchange reopened for the first time after the Second World War. The NKY has been calculated and published by Nikkei Inc. since 1970, when Nikkei took over from the Tokyo Stock Exchange. The index is reported by Bloomberg L.P. under the symbol “NKY.”
Periodic Reviews
Constituents are reviewed twice a year at the end of January and July (each, a “periodic review”) in accordance with the following rules. Results of the review become effective on the first trading day of April and October. The maximum number of constituents reshuffled at a periodic review is three (3), not including constituent changes due to corporate reorganization.
The 450 most liquid stocks in the TSE Prime Market, excluding ETFs, REITs, preferred stocks, preferred securities and tracking stocks, are selected to form a “high liquidity group.” Liquidity of a stock is assessed using two measurements, (1) its “trading value” in the preceding 5 years, and (2) its “magnitude of price fluctuation by trading value” of the preceding 5 years, which is calculated as (high price/low price) / trading value. Current constituents of the NKY that are not included in the high liquidity group (i.e., ranked 451 or lower) are deleted from the NKY. The 75 most liquid stocks are automatically included in the NKY.
The 450 companies included in high liquidity group are divided into six industrial sector categories: Technology, Financials, Consumer Goods, Industrial Materials, Capital Goods/Others and Transportation/Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
•	Technology – Pharmaceuticals, Electric Machinery, Automobiles & Auto Parts, Precision Instruments, Communications;
•	Financials – Banking, Other Financial Services, Securities, Insurance;
•	Consumer Goods – Fishery, Foods, Retail, Services;
•	Materials – Mining, Textiles & Apparel, Paper & Pulp, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals, Trading Companies;
•	Capital Goods/Others – Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and
•	Transportation and Utilities – Railway & Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.
The remaining index stocks are selected by Nikkei Inc. from the high liquidity group. Nikkei Inc. aims to achieve an “appropriate number” of constituents in each sector, defined as half of the number of stocks in each sector in the high liquidity group. The candidates are presented to the committee comprised of academics and market professionals and, based on the comments from the committee, Nikkei Inc. will finally determine and announce the changes. For over-represented sectors, current constituents from those sectors are deleted in order of lowest liquidity to highest until an appropriate number is achieved. For under-represented sectors, non-constituent stocks are added from the high liquidity group in order of highest liquidity to lowest until an appropriate number is achieved.
Extraordinary Replacement Rules
Index stocks that are (a) designated as a “securities to be delisted” or “securities on alert”, (b) delisted due to corporate restructuring such as merger, share exchange or share transfer or (c) transferred to the market other than the TSE Prime Market, shall be deleted from the NKY. An index stock designated as a “security under supervision” shall remain a constituent of the NKY at the time of designation, unless the NKY deems it highly inappropriate to keep the index stock as a constituent of the NKY (e.g., probability of delisting is extremely high).
When an index stock is deleted, a replacement index stock will be selected from the same sector in the high liquidity group in the order of highest liquidity. Notwithstanding the preceding sentence, the following rules may apply depending on the timing and circumstances of the deletion: (a) when such deletion is scheduled close to the periodic review, the replacement index stock may be selected in the periodic review process, and (b) when multiple deletions are scheduled in a short period between periodic reviews, additions may not be selected one by one using the extraordinary replacement rules but using the periodic review procedure by assessing the liquidity and the balance of the sectors.
When an index stock is deleted due a corporate reorganization and is succeeded by a substantially similar company (e.g., the surviving company of a merger or a newly formed parent company) the stock of the succeeding company will typically be added to the NKY as a replacement index stock, provided such company must be listed or will be listed within a short period in the TSE Prime Market. When a company is split and multiple companies maintain listing in the TSE Prime Market, a stock of a company which succeeds the majority of the operations will typically be added to the NKY as a replacement index stock.
Generally, a deletion and a replacement are made effective on the same day to keep the number of constituents at 225. However, when necessary, additions are made after the deletions and during such period, the NKY may be calculated with less than 225 constituents.

Capped Leveraged Notes with Absolute Return Buffer	TS-18

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., an index stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each index stock by the corresponding price adjustment factor for such index stock, (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). Usually, the last traded price of each index stock is used to calculate the index closing level. A “special quote” will be used instead of the last traded price, if one is declared by the TSE. If a stock did not trade on a given trading day and there is no special quote, then a “base price” is used. In most cases, the base price will be the last traded price on the immediately preceding trading day. The divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The divisor is subject to periodic adjustments as set forth below.
The price adjustment factor of a stock to be added to the NKY is 1. However, a value other than 1 (0.1 to 0.9 in increments of 0.1) may be assigned when such stock’s price per share at the end of January and July exceeds 1% of the sum of constituent prices, and the price adjustment factor is set at the highest value which will result in an adjusted stock price that is less than 1% of the sum of constituent prices. The price adjustment factor may be adjusted after a stock split to keep the price level of such constituent unchanged. Additionally, if an average daily trading value of a stock to be added is relatively low compared with its expected weight, the stock may be added with the price adjustment factor that is one-half (rounded up to the nearest 0.1) of the value set by the method described above. In such case, the price adjustment factor of the stock shall be raised to the planned value at the next periodic review in principle.
A capping ratio may be applied to temporally decrease the weight of a constituent when such weight exceeds a certain threshold (“weight cap threshold”). A weight cap threshold of 12% was introduced at the periodic review of October 2022. The weight cap threshold was reduced to 11% at the periodic review in October 2023 and will be further reduced to 10% at the periodic review October 2024 For a constituent to which a capping ratio is applied, the price of such a constituent is adjusted by a “capped price adjustment factor”, calculated by multiplying the price adjustment factor by the capping ratio, the product of which is rounded down to the nearest 0.1.
The divisor is used to maintain index continuity over time.in the NKY. When there is (a) a change of constituents, (b) certain corporate actions affecting an index stock, or (c) a capping ratio of a stock is applied, removed or modified or a price adjustment factor of a stock is increased to the planned value from one half of the planned value, the sum of stock prices used to calculate the level of the NKY (i.e., numerator) changes. If the divisor (i.e., the denominator) is not updated accordingly, the level of the NKY on the current day will be different from the level of the NKY on the previous day, even if the prices of all index stocks are the same. Accordingly, to keep the level of the NKY unchanged from such non-market events, the divisor is adjusted so that the level of the NKY is not impacted from the non-market event.
The level of the NKY is currently calculated once every 5 seconds during TSE trading hours.
The following graph shows the daily historical performance of the NKY in the period from January 1, 2014 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY was 37,628.48.
Historical Performance of the Nikkei 225 Index

Capped Leveraged Notes with Absolute Return Buffer	TS-19

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the NKY.
License Agreement
RBC has entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the NKY in connection with this offering. We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the NKY and trademarks relating to the NKY.
Nikkei is under no obligation to continue the calculation and dissemination of the NKY. The notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this document that Nikkei makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in securities generally, or in the notes in particular, or the ability of the NKY to track general stock market performance.
Nikkei determines, composes and calculates the NKY without regard to the notes. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the NKY. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the notes.
Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the NKY or the manner in which the NKY is applied in determining any level of the NKY or any amount payable on the notes.
NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NKY OR ANY DATA INCLUDED IN THE NKY. NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.
“Nikkei®” is a trademark of Nikkei. The notes are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the notes.

Capped Leveraged Notes with Absolute Return Buffer	TS-20

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The Swiss Market Index
The Swiss Market Index (the “SMI”):
•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd. (the “index sponsor”).

The SMI is a price return free float market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange. The Index Team at the SIX Swiss Exchange is responsible for managing the SMI and is supported by an Index Commission (advisory board) that provides input on index-related matters, notably in connection with changes to the index rules and adjustments, inclusions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.
SMI Composition and Selection Criteria
The SMI is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Swiss Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Swiss Exchange may be included.
The ranking of each security is determined by a combination of the following criteria:
•
average free-float market capitalization over the last 12-month period (compared to the total capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the SMI), and

•	cumulated order book turnover over the last 12-month period (compared to the total turnover of the Swiss Performance Index).
The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12-month period, the cumulated order book turnover is extrapolated and excludes the first five trading days after listing. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulated order book turnover over the last 12-month period are also published as of the cut off dates of March 31, September 30 and December 31.
The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. After that, new components are added based on the highest rank until 20 components have been reached.
If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose, all the components of the Swiss Performance Index are ranked based on their cumulated order book turnover over the last 12-month period relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated order book turnover over the last 12-month period in order to be selected for the SMI, and if it ranks 23 or lower, it will be automatically excluded from the SMI.
Maintenance of the SMI
Constituent Changes. In the case of major market changes as a result of corporate actions, the Swiss Index Committee can decide at the request of the Index Commission that a security should be admitted to the SMI outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary index review on the third Friday in March, June, September and December, with a notice period of at least five trading days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the index on the effective date of the delisting. Similarly, an index component which no longer meets the criteria for remaining in the SMI due to a pending takeover may be excluded from the index ahead of time. If a company is removed before the ordinary index review, it will be replaced by the highest ranked candidate on the selection list which is not yet part of the index in order to maintain 20 components.
Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float market capitalization, subject to the capping factor, as described below. Free float market capitalization is equal to the share price multiplied by the number of shares multiplied by the free float factor. The number of shares is the number of shares in circulation. They constitute the total share capital, which is fully subscribed and fully or partially paid in and registered in the Commercial Register. The capital in circulation does not include conditional or authorized capital.
The free float factor represents the relative proportion of the number of shares that are not in fixed ownership and are therefore freely tradable. The free float factor is only calculated for shares with voting rights. Substantial shares that reach or exceed the threshold of

Capped Leveraged Notes with Absolute Return Buffer	TS-21

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
5% and are in fixed ownership are deducted from the market capitalization. Shares that meet the following conditions are considered to be in fixed ownership:
•	Shares held by individual persons or groups of persons bound by a shareholders’ agreement.
•	Shares held by individual persons or groups of persons who, according to publicly known facts, have a long-term interest in the company.
Irrespective of the above provisions, shares held by the groups listed below are counted as free float:
•	Administrators
•	Trustees
•	Investment fund companies
•	Pension funds
•	Investment companies
If a person or a group of persons cannot be clearly classified due to their area of activity or the lack of important information, the index sponsor will assess them at its own discretion.
For the calculation of the number of shares in fixed ownership, the SIX Swiss Exchange may use reports submitted to it as well as data gained from issuer surveys that it conducts itself.
If an issuer has listed different categories of shares, these are considered separately when calculating the free float factor.
The number of shares and the free float factors are adjusted after the close of trading on the third Friday of each March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced five trading days before implementation.
In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, extraordinary corporate actions may lead to an adjustment of the number of shares or the free float factor outside of the ordinary index review if:
•	The corporate action leads to an adjustment of the number of shares of at least 10%
•	The corporate action leads to an adjustment of the free float factor of at least 5%
Such an adjustment takes effect after a notification period of two trading days based on the information available.
Capped Weightings and Intra-Quarter Breaches. The weight of each index component is reset on a quarterly basis and is equal to its free float market capitalization, which is the number of shares of such index component multiplied by its free float factor, subject to a capping factor that limits the weight of an index constituent to 18% at each ordinary index review. The capping factor of an index constituent with a pro forma weight in the index (i.e., before the application of the capping factor) less than or equal to 18% based on its free float market capitalization is equal to 1 (i.e., the capping factor does not modify the pro forma weight of the index constituent). The capping factor of an index constituent with a pro forma weight in the index greater than 18% based on its free float market capitalization is equal to (a) 18% divided by (b) its pro forma weight in the index. The excess weight (the difference of the pro forma weight minus the capped weight) is distributed proportionally across the other index constituents. The index constituents are also capped to 18% between two ordinary index reviews as soon as two index components each exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the trading, the new capping factors are implemented after the close of the following trading day so that the weight of each such index component does not exceed 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.
Calculation of the SMI
The index sponsor calculates the SMI using the “Laspeyres formula,” which is a formula that measures the change in value of a basket of goods relative to its initial value. The formula for calculating the index value can be expressed as follows:
SMI =	Free Float Market Capitalization of the SMI Divisor

The “free float market capitalization of the SMI” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any SMI component stock price is unavailable on any trading day, the index sponsor will use the last available price for such index component. Only prices from the SIX Swiss Exchange’s electronic order book are used in calculating the SMI.
Divisor Value and Adjustments
The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.
Below are common corporate events and their impact on the divisor of the index.
Event	Divisor Change?
Regular cash dividend	No
Share split	No

Capped Leveraged Notes with Absolute Return Buffer	TS-22

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger & Acquisition Activities

Mergers and acquisitions are corporate actions in which the ownership structure of one or more companies is changed. This may result in the disappearance of the companies involved (delisting) and in the formation of a new company (merger) or the integration of one company into the other (acquisition). The corporate action may lead to a new listing or a delisting, resulting in an adjustment of the index composition. In both cases, a change in the number of shares or the free float factor of the companies involved is possible, which may also lead to an adjustment outside the regular review cycle. Such an adjustment will take effect on the basis of the interim and final results and considering a notice period of two trading days.

Spinoff

A spinoff occurs when a company sells parts of its business into a new company and lists its shares. The shares of this newly formed company are equally distributed to the shareholders of the existing company. Therefore, a spinoff is generally treated like an extraordinary payment. However, no market price is available on the ex-date of the spinoff. In order to obtain such a market price, the spun off company is added to the index with a reference price during the ex-date, meaning that the number of index components is temporarily increased by one. The index adjustments to market value are made on the trading day following the ex-date based on the closing price on the ex-date.

The following graph shows the daily historical performance of the SMI in the period from January 1, 2014 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SMI was 11,260.61.
Historical Performance of the Swiss Market Index
This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

Capped Leveraged Notes with Absolute Return Buffer	TS-23

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
License Agreement
The notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange Ltd and the SIX Swiss Exchange Ltd makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange Ltd shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Swiss Exchange Ltd shall not be under any obligation to advise any person of any error therein.
® SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

Capped Leveraged Notes with Absolute Return Buffer	TS-24

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The S&P/ASX 200 Index
The S&P®/ASX 200 Index (the “AS51”):
•	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
•	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC.
The AS51 includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange (“ASX”) by float-adjusted market capitalization.
Listing
Only stocks listed on the ASX are considered for inclusion in the AS51.
Domicile
The AS51 draws from the entire universe of ASX listed stocks, which includes both primary and secondary listings on the ASX. A secondary listing occurs when the ASX is not the primary exchange and the stock is listed in multiple markets. This includes foreign-domiciled entities that are incorporated or registered overseas and have their primary listing on an exchange other than the ASX.
Eligible Securities
To be eligible, all common and equity preferred stocks (which are not of a fixed income nature) must be classified by the Global Industry Classification Standard (“GICS®”). Hybrid stocks such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return are not eligible. Listed investment companies and listed investment trusts that invest in a portfolio of securities are not eligible for inclusion. Equity and Mortgage REITs are eligible for inclusion. Companies that are currently the target of an acquisition are ineligible for inclusion.
Float-Adjusted Market Capitalization
Constituent companies for the AS51 are chosen based on float-adjusted market capitalization.
The float-adjusted market capitalization is determined based on the security’s ASX stock price history over the last six months (adjusted for price-adjusting corporate actions), the latest available number of shares and the investable weight factor (the “IWF”).
Number of Shares
When considering the index eligibility of securities for inclusion or promotion into the index, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other overseas markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.
For foreign-domiciled securities, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (“CDIs”) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be increasingly reflective of the Australian market.
The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number will be applied over a three-month period. For CDIs that have been on issue for less than three months, the available history will be applied.
Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
IWF
The index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors, rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed (“D&O shares”), private equity, venture capital, special equity firms, asset managers and insurance companies with direct board of director representation, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all shareholdings with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation, investment funds of insurance companies and independent foundations not associated with the company). D&O shares are excluded from the float even if, as a group, the total D&O shares is less than 5%, provided that there are other strategic holdings greater than 5%.

Capped Leveraged Notes with Absolute Return Buffer	TS-25

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the index as follows:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.
A company must have a minimum IWF of 0.3 to be eligible for inclusion in the index; however, an IWF at or above 0.3 is not necessary for ongoing index membership.
IWFs are reviewed annually as part of the September quarterly rebalancing. In addition to the annual IWF review, certain events may warrant an intra-quarter or quarterly IWF update.
Liquidity Test
Only stocks that are regularly traded are eligible for inclusion. Stocks require a minimum relative liquidity of 50% for inclusion in the index. Any stock’s relative liquidity that drops below half of the 50% threshold becomes ineligible and is removed at the next quarterly review. The relatively liquidity of a stock is calculated as follows:
Relative liquidity = stock median liquidity/market liquidity where stock median liquidity is the stock’s median daily value traded on the ASX divided by the stock’s average float-adjusted market capitalization for the last six months and market liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 constituents in the All Ordinaries index, which measures the performance of the total Australian equity market and is composed of the 500 largest securities listed on the ASX, with no liquidity screen or minimum IWF requirement.
Index Maintenance
S&P rebalances constituents quarterly to ensure adequate market capitalization and liquidity. The reference date used for the trading data is the second to last Friday of the month prior to the rebalancing. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities.
In order to limit the level of index turnover, an eligible non-constituent stock will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Generally, an eligible non-constituent securities must rank 179th or higher to be added to the index and a current constituent stock must rank 221st or lower in order to deleted from the index. These buffers aim to limit the level of index turnover that may take place at each quarterly rebalancing and serve as the guidelines for the Index Committee to arrive at any potential constituent changes to the index. However, the Index Committee has complete discretion to bypass these rules when circumstances warrant.
Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. When a company is added intra-quarter, it assumes the weight of the company it replaces. In all other cases, additions will be made only at quarterly rebalancings.
A company that is spun-off by an index constituent is added to the index at a zero price on the ex-date. Should the spun-off company not be considered eligible for the index on the basis of its float-adjusted market capitalization, then it will be removed from the index after at least one day of regular way trading.
An initial public offering is added to the AS51 only when an appropriate vacancy occurs or due to a rebalance, and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.
Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions are removed from the AS51 at the closing price of the security on the deletion date for cash-only offers. Otherwise, the best available price in the market is used.
The share count for each index constituent is reviewed quarterly, and is rounded to the nearest thousand.
Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of shares outstanding will only take place when the three-month average of CDIs or the total securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current number of shares used by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
Intra-Quarter Changes to the Number of Shares of a Constituent
Certain mandatory actions, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule (defined below) with sufficient advance notification.

Capped Leveraged Notes with Absolute Return Buffer	TS-26

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a) at least US $150 million, and
(b) at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.
For companies with multiple share class lines, the criteria specified above applies to each individual multiple share class line rather than total company shares.
Exception to the Accelerated Implementation Rule
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
Any non-fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible (e.g., due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.
Announcement Policy
For accelerated implementation, S&P will provide two (2) business days’ notice for all non-U.S. listed stocks, U.S. listed depositary receipts and interlisted stocks, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.
IWF Updates
Accelerated implementation for events less than US$1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review. For accelerated implementation of events of at least US$1 billion, any change in a company’s IWF will include the latest share and ownership information publicly available at the time of the announcement.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, IWF changes are only made at the annual IWF review.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

Capped Leveraged Notes with Absolute Return Buffer	TS-27

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
During the share/IWF freeze period, shares and IWFs are not changed, and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.
Index Calculation
The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.
In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.
The table below summarizes the types of index adjustments and their consequences under the index methodology:
Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. The stock price is adjusted by the split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off
The spin-off is added to the index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date, the spin-off will have the same attributes as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.
If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy

Capped Leveraged Notes with Absolute Return Buffer	TS-28

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
S&P reserves the right to recalculate and republish the AS51 at its discretion in the event one of the following occurred:
•	incorrect or revised closing price of one or more constituent securities;
•	missed or misapplied corporate event;
•	incorrect application of corporate action or index methodology;
•	late announcement of a corporate action; or
•	incorrect calculation or data entry error.
The decision to recalculate the index is made at the discretion of S&P’s index manager and/or the S&P’s Australian Index Committee (the “ASX Committee”), as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of one of the above events, other than as described in the third bullet, is discovered within two trading days of its occurrence, generally the index is recalculated. If such event is discovered beyond the two-trading day period, the ASX Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the ASX Committee shall determine whether or not to recalculate the index following specified guidelines. If the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Prices used to calculate the index are obtained from ICE and Refinitiv. If the primary vendor experiences a disruption or failure, S&P will switch to the alternate vendor. Real-time calculated and published values will be disrupted until the vendor switch is implemented. If the exchange suffers a failure or interruption, real-time calculations for the index including relevant securities will be impacted until the issue is resolved. During such disruption events, S&P will continue to calculate and publish index values with the latest available prices. This may result in the index flat-lining (e.g., no change in value) in a complete outage or partially updating in the event some constituent securities are not impacted by the disruption. In extreme circumstances, S&P may decide to delay index adjustments or not publish the index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
In the event of an unexpected exchange closure, S&P uses the following guidelines:
•	if an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.
•
if a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

Capped Leveraged Notes with Absolute Return Buffer	TS-29

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The following graph shows the daily historical performance of the AS51 in the period from January 1, 2014 through April 26, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 26, 2024, the closing level of the AS51 was 7,575.911.
Historical Performance of the S&P/ASX 200 Index
This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the AS51.

License Agreement
The AS51 is published and maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange. The AS51 is composed of the S&P®/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. The AS51 essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. Additional information concerning the AS51 may be obtained from the Australian Stock Exchange website at www.asx.com.au. We are not incorporating by reference the website or any material it includes in this document.

Capped Leveraged Notes with Absolute Return Buffer	TS-30

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The FTSE® China 50 Index

The FTSE® China 50 Index (the “XIN0I”) is designed to represent the performance of Chinese companies that are listed on the Stock Exchange of Hong Kong (“SEHK”). The XIN0I was launched on April 19, 2001, with a base value of 5,000 as of March 16, 2001. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange plc. Additional information on the XIN0I is available from the following website: lseg.com/en/ftse-russell. Information on that website is not included or incorporated by reference in this document. FTSE is under no obligation to continue to publish the XIN0I and may discontinue publication of the XIN0I at any time.

Composition of the XIN0I

The XIN0I is currently based on 50 of the largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on the SEHK.

“H” shares are securities of companies incorporated in mainland China  and traded on the SEHK. They are traded in Hong Kong dollars. Like other securities trading on the SEHK, there are no restrictions to who can trade “H” shares.

“Red Chip” shares are securities of companies incorporated outside of mainland China that trade on the SEHK. “Red Chip” shares derive the majority of their revenue or assets from the People’s Republic of China (“PRC”) and are substantially owned, directly or indirectly, by mainland China state entities. A company must satisfy the following criteria to have its shares be assessed as “Red Chip”:

•	The company is incorporated outside of mainland China; and
•	The company is listed on the SEHK; and
•	Over 55% of the revenue or assets of the company are derived from the PRC; and
•	The actual controller of the company (if available) is a Chinese state entity; or
•
The company is controlled by Chinese state entities, i.e., the government, provinces or municipalities, through strategic holdings which, in aggregate, total more than 30% of its voting rights (when there is no actual controller reported).

An existing “Red Chip” company which fails one or more of the following criteria will cease to be classified as a “Red Chip”:

•	The company is no longer incorporated outside of mainland China; or
•	The company is no longer listed on the SEHK; or
•	Less than 45% of both the revenue and assets of the company are derived from the PRC; or
•	The actual controller of the company (if available) is not a Chinese state entity; and
•
The aggregate holding of Chinese state entities, i.e., the government, provinces or municipalities, through strategic holdings is less than 25% of its voting rights (when there is no actual controller reported).

“P Chip” shares are securities of companies (other than a “Red Chip” company) incorporated outside of mainland China that trade on the SEHK and have a headquarters or principal executive office in mainland China or are established in mainland China, with a majority of their revenue or assets derived from the PRC. A company must satisfy the following criteria to have its shares be assessed as “P Chip”:

•	The company is incorporated outside of mainland China; and
•	The company is listed on the SEHK; and
•	Over 55% of the revenue or assets of the company are derived from the PRC; and
•
The company either: (a) has a stated headquarters or principal executive office in mainland China; or it was established in mainland China; or (b) has a headquarters in Hong Kong SAR, Macau, or Taiwan and derives more than 90% of its revenue from the PRC.

An existing “P Chip” company which fails one or more of the following criteria or meets the definition of a “Red Chip” company will cease to be classified as a “P Chip”:

•	The company is no longer incorporated outside of mainland China; or
•	The company is no longer listed on the SEHK; or
•	Less than 45% of both the revenue and assets of the company are derived from the PRC; or
•	The company no longer has a headquarters or principal executive office in mainland China; or
•	The company whose headquarters is in Hong Kong SAR, Macau or Taiwan derives less than 80% of its revenue from the PRC.

In cases where the data could support an assignment as either a “Red Chip” or a “P Chip”, such company will be classified as “Red Chip”.

Capped Leveraged Notes with Absolute Return Buffer	TS-31

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Standards for Admission and Exclusion

Currently, only H shares, P Chip shares and Red Chip shares that are listed on the SEHK are eligible for inclusion in the XIN0I. Each constituent must also be a current constituent of the FTSE All-World Index, a market-capitalization weighted index representing the performance of large- and mid-capitalization stocks from developed and emerging markets  covering 90-95% of the investable market capitalization. Companies whose business is that of holding equity and other investments (e.g., investment trusts) are not eligible for inclusion. A non-constituent P Chip share whose associated “N” shares are already included in the FTSE All-World Index will be eligible for inclusion in the XIN0I at the next quarterly review after a minimum 3-month trading period. “N” shares are securities of companies incorporated outside of mainland China that trade on the New York Stock Exchange (“NYSE”), The Nasdaq Stock Market or the NYSE American, but that have a headquarters or principal executive office in mainland China or are established in mainland China, with a majority of their revenue or assets derived from Mainland China.

Screens Applied to Eligible Securities

Free float screen

Certain categories of shares are excluded from free float shares, including shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; and shares held by public companies or by non-listed subsidiaries of public companies. Additional categories of shares excluded from free float shares are available on the following website: lseg.com/en/ftse-russell. Information on that website is not included or incorporated by reference in this document.

Companies with a free float of 5% or below are excluded from the XIN0I, except where the investable market capitalization of the security exceeds 10 times the FTSE Global Equity Index Series China regional inclusion percentage level.

If there are restrictions placed on the equity holdings of foreign investors in a company where these have been imposed by a government, regulatory authority or the company’s constitution (“foreign ownership restrictions”) and such restrictions are more restrictive than the calculated free float for a company, the precise foreign ownership restriction is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership restriction is less restrictive or equal to the free float restriction, the free float restriction is applied.

Liquidity screen

Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume. When calculating the median of daily trading volume of any security for a particular month, a minimum of five trading days in that month must exist, otherwise the month will be excluded from the test. This liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day, adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months.

New issues and newly eligible securities which do not have a twelve month trading record must have a minimum three-month trading record when reviewed and will be tested from the date of eligibility. Non-constituents must pass at least 10 out of 12 months with a monthly median turnover of at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing, in order to be eligible for inclusion. Existing constituents must pass at least 8 out of 12 months with a monthly median turnover of at least 0.04% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing. If such existing constituent fails this test, it will be subject to a further test whereby the last six months of the testing period will be assessed on a pro-rata basis, and the constituent must pass at least 4 out of the last 6 months to remain eligible. When testing liquidity the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

Trading screen

Existing constituents and non-constituent securities, which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate). Ad-hoc non-standard trading days will not be incorporated within the calculation. Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the

Capped Leveraged Notes with Absolute Return Buffer	TS-32

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
calculation. A security that has been removed from the XIN0I as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

Periodic Review of Constituents

The quarterly review of the XIN0I constituents takes place in March, June, September and December. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes are included in the index weighting. A company will be inserted into the XIN0I at the periodic review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A company in the XIN0I will be deleted at the periodic review if it falls to 61st position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A constant number of 50 constituents will be maintained for the XIN0I. Where a greater number of companies qualify to be inserted in the XIN0I than those qualifying to be deleted, the lowest ranking constituents presently included in the XIN0I will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the XIN0I will be inserted to match the number of companies being deleted at the periodic review. Where a company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking company from the new reserve list (which consists of the five highest ranking non-constituents of the XIN0I at the time of each quarterly review), excluding current index constituents, is selected as the replacement company. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly review, the constituents of the XIN0I are capped using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The weight of any individual company is limited to no more than 9% of the XIN0I and the aggregate weight of all companies that have a weight greater than 4.5% is limited to no more than 38% of the XIN0I. The capping is implemented after close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the XIN0I sufficient notification of the changes before their implementation.

Calculation of the XIN0I

The XIN0I is calculated using the following formula:

Where “i” is a number from 1 to “N”; “N” is the number of securities in the XIN0I; “pi” is the latest trade price of the component security “I”, “ei” is the exchange rate required to convert the security’s home currency into the XIN0I’s base currency; “si” is the number of shares of the security in issue; “fi” is the free float factor published by FTSE, expressed as a number between 0 and 1, to be applied to such security to allow amendments to its weighting; “ci” is the capping factor published by FTSE at the most recent quarterly review of the XIN0I; and “d” is the divisor, a figure that represents the total issued share capital of the XIN0I at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the XIN0I. The capping factor serves to limit the weight of any individual company to no more than 9% of the XIN0I and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the XIN0I.

Corporate Actions and Events

The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the XIN0I from changing due to such an event, all corporate actions which affect the market capitalization of the XIN0I require an offsetting divisor adjustment. By adjusting the divisor, the value of the XIN0I remains constant before and after the event.

Capped Leveraged Notes with Absolute Return Buffer	TS-33

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
The following graph shows the daily historical performance of the XIN0I in the period from January 1, 2014 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the XIN0I was 11,672.86.
Historical Performance of the FTSE China 50® Index
This historical data on the XIN0I is not necessarily indicative of the future performance of the XIN0I or what the value of the notes may be. Any historical upward or downward trend in the level of the XIN0I during any period set forth above is not an indication that the level of the XIN0I is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the XIN0I.

License Agreement

The XIN01 has been developed solely by FTSE. The XIN01 is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the XIN01 vest in the relevant LSE Group company which owns the XIN01. “FTSE®” is a trade mark of the relevant LSE Group company and is used by any other LSE Group company under license.

The XIN01 is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the XIN01 or (b) investment in or operation of the XIN01. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the XIN01 or the suitability of the XIN01 for the purpose to which it is being put by RBC.

Capped Leveraged Notes with Absolute Return Buffer	TS-34

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Capped Leveraged Notes with Absolute Return Buffer	TS-35

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY LIRN-1.

Capped Leveraged Notes with Absolute Return Buffer	TS-36

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated December 20, 2023.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
◾	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
◾
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid cash-settled derivative contracts in respect of the Basket.

◾
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 45 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

◾	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.
◾
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this document unless such notes are “delta-one” instruments. The discussion in the accompanying product supplement is modified to reflect Internal Revenue Service guidance, which states that the U.S. Treasury Department and the Internal Revenue Service intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified equity-linked instruments that are not delta-one instruments and that are issued before January 1, 2025.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement EQUITY LIRN-1.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to RBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of RBC in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of RBC, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on RBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to RBC’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of RBC, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on RBC and

Capped Leveraged Notes with Absolute Return Buffer	TS-37

Capped Leveraged Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due April 24, 2026
other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to RBC’s Form 6-K dated December 20, 2023.
Terms Incorporated in Master Global Security
The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Leveraged Notes with Absolute Return Buffer	TS-38